Exhibit 5.1

1000 Louisiana
Suite 2000
Houston, TX 77002-5009

November 12, 2009	T 713.751.1600
F 713.751.1717
www.bakerlaw.com
Swift Energy Company
16825 Northchase Drive
Suite 400
Houston, Texas 77060
Ladies and Gentlemen:
          We have acted as securities counsel to Swift Energy Company, a Texas corporation (the “Company”), and Swift Energy Operating, LLC, a Texas limited liability company (the “Guarantor”), in connection with (i) the offer and sale of $225,000,000 principal amount of 8 7/8% Senior Notes due 2020 of the Company (the “Securities”), and (ii) the guarantee of the Securities by the Guarantor (the “Guarantee”). The Securities are to be issued and sold pursuant to the Underwriting Agreement dated November 10, 2009 among the Company, the Guarantor, and the Underwriters named therein (the “Underwriting Agreement”).
          The offer and sale of the Securities and the Guarantee have been registered under Registration Statement No. 333-159341 on Form S-3, as amended by Pre-Effective Amendment No. 1 and Pre-Effective Amendment No. 2 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 19, 2009, June 17, 2009 and June 26, 2009, respectively, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of which a prospectus is a part (the “Base Prospectus”). The Company subsequently filed, as of November 10, 2009, a preliminary prospectus supplement (the “Preliminary Prospectus Supplement”) containing a detailed description of the Securities, the offering of the Securities (the “Offering”) other than the pricing information omitted pursuant to Rule 430A of the rules and regulations of the Commission under the Securities Act (the “Rules and Regulations”). The final prospectus supplement containing the previously omitted pricing information regarding the offering, dated November 10, 2009, was filed with the Commission as of November 12, 2009, pursuant to and in accordance with Rule 424(b) of the Rules and Regulations (the “Final Prospectus Supplement,” collectively with the Base Prospectus, the “Prospectus”) and an issuer free writing prospectus was also filed on November 12, 2009, pursuant to Rule 433 (the “Issuer Free Writing Prospectus”). The Securities are being issued pursuant to an Indenture dated May 19, 2009, between the Company and Wells Fargo Bank, National Association (the “Trustee”), and executed by the Guarantor (the “Base Indenture”), which is filed as Exhibit 4.1 to the Registration Statement, and the First Supplemental Indenture thereto to be executed on November 25, 2009 (the “Supplemental Indenture” and collectively with the Base Indenture, the “Indenture).

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Swift Energy Company

          In connection with this opinion, we have examined and relied upon the accuracy of original, certified copies or photocopies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions set out below, including (i) the Restated Articles of Incorporation and Second Amended and Restated Bylaws of the Company and the Restated Articles of Organization of the Guarantor and the First Amendment to the Restated Articles of Organization, (ii) the Indenture, (iii) the Registration Statement and the Base Prospectus, (iv) the Preliminary Prospectus Supplement and the Final Prospectus Supplement; (v) copies of resolutions of Swift’s board of directors authorizing the filing of the Preliminary Prospectus Supplement and the Final Prospectus Supplement, and the issuance of the Notes, and (iii) copies of resolutions of the Guarantor authorizing the Guarantee. In addition, we have examined such other documents and certificates and reviewed such questions of law as we have considered appropriate.
          In all such examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.
          Based upon the foregoing, we are of the opinion that the Notes will, when they have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, constitute valid and legally biding obligations of the Company, enforceable against the Company in accordance with their terms.
          The opinion set forth above are subject to the applicable effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) (iii) public policy considerations which may limit the rights of the parties to obtain remedies, (iv) the waivers of any usury defense contained in the Indenture or any supplement thereto which may be unenforceable, and (v) the exercise of the discretionary power of any court or other authority before which may be brought any proceeding seeking equitable or other remedies. We express no opinion as to the sufficiency of the waivers of defenses by the Guarantor contained in the Indenture or any supplemental indenture governing the Securities.
          The opinion expressed herein is limited to the Texas Business Corporation Act and the applicable provisions of the Texas Constitution, the laws of the State of New York, the New York Constitution, the federal laws of the United States of America, and applicable reported judicial decisions, rules and regulations interpreting and implementing those laws, and we express no opinion as to the effect of the laws of any other jurisdiction.
          We hereby consent to the filing of this opinion as Exhibit 5 to the Prospectus and to the use of our name under the caption “Legal matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, this firm does not admit that

Swift Energy Company

it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
          The opinions expressed herein are given as of the date hereof and we undertake no obligations to supplement these opinions if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

Sincerely,

/s/ Baker & Hostetler LLP Baker & Hostetler LLP